Exhibit 2

THE WALT DISNEY COMPANY

EDL HOLDING COMPANY

500 South Buena Vista Street

Burbank, Ca 91521-0583

U.S.A

September 12, 1995

H.R.H. Prince Alwaleed Bin Talal

    Bin Abdulaziz Al Saud

P.O. Box 8653

Riyadh 11492

Kingdom of Saudi Arabia

United Saudi Commercial Bank

United Saudi Commercial Bank Building

Sitteen Street

P.O. Box 25895

Riyadh 11476

Kingdom of Saudi Arabia

Re:	Amendment to Letter Agreement (“Letter Agreement”) Regarding Sale by a Subsidiary of The Walt Disney Company (“TWDC”) of Common Shares (“Shares”) of Euro Disney S.C.A. (“Euro Disney SCA”), dated May 31, 1994.

Your Royal Highness:

We are writing this letter (“Letter of Amendment”) to confirm our agreement to amend the Letter Agreement in accordance with the terms and provisions set forth below. All defined terms used but not defined in this Letter of Amendment shall have the meaning ascribed to them in the Letter Agreement.

Paragraph 1(d) (ii) of the Letter Agreement provides that, under certain conditions, “the investor and TWDC shall discuss in good faith the terms and conditions for extensions of the Sell-Down Period.”

Accordingly, TWDC and Holding, on the one hand, and H.R.H. and USCB, on the other hand, hereby agree, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties hereto, that the Letter Agreement shall be, and it hereby is, amended as follows:

1.	Paragraph 1(d)(i) of the Letter Agreement is hereby amended and restated in its entity as follows:

“(d)(i) If the total number of Shares purchased or subscribed to by the Investor and USCB pursuant to the Lender Agreements, plus the total number of Shares otherwise owned or acquired by the Investor and USCB at the time of such purchase or subscription, plus the Sold Holding Shares (if any) in the aggregate has a value at the Issue Price exceeding (A) the value at the Issue Price of the Maximum Shares, less (B) the product of (x) the value of Sold Holding Shares at the Issue price times (y) .5, then the Investor and USCB shall sell or otherwise dispose of the number of Shares representing (at the Issue Price) such excess value (the “Excess Investor’s Shares”) on or prior to October 20, 2000, in a manner consistent with the provisions of Paragraph 3 hereof, and shall certify such disposition to TWDC. (For purposes of Paragraphs 1(h) and 3(c) hereof, the number of Shares having a value at the Issue Price equal to the value calculated under clause (A) and clause (B) above is referred to as the “Share Cap”.)”

2.	Paragraph 1(d)(ii) of the Letter Agreement is hereby deleted in its entirety.

3.	The first sentence of paragraph 3(c) of the Letter Agreement is hereby amended and restated as follows:

“The Investor agrees not to purchase any Shares (directly or indirectly, including as part of any “person” or “group” (within the meanings of Sections 13(d)(3) of, and Rules 13d-3 and 13d-5b under, the Exchange Act), and including options, rights, warrants or securities convertible into or exchangeable for Shares) for a period of ten years after completion of the Rights Offering, without the prior written consent of TWDC (other than pro rata purchases pursuant to a rights offering to all Euro Disney SCA shareholders or otherwise to avoid dilution of the Investor’s percentage ownership in Euro Disney SCA) at any time when the number of Shares owned or controlled by the Investor (directly or indirectly, including as part of any “person” or “group”) is greater than the Share Cap, or to the extent that, as a result of such purchase, the Investor (including as part of any such “person” or “group”) would own or control a number of Share greater than the Share Cap.”

4.	Paragraph 4(a) of the Letter Agreement is hereby amended by adding the following two sentences after the last sentence thereof:

“Notwithstanding any other term or provision to the contrary herein or in the Letter of Credit, the Investor shall have no obligations to maintain the Letter of Credit in effect to secure the obligations of H.R.H. hereunder from and after October 6, 1995.”

Please confirm your agreement with the terms of this Letter of Amendment by executing same (or a counterpart of same) in the indicated space below, which will then constitute a binding agreement among us.

Sincerely yours,

THE WALT DISNEY COMPANY

By:	/s/ Sanford Litvack

EDL HOLDING COMPANY

By:	/s/ Joe Santaniello
Vice President

ACCEPTED AND AGREED TO:

H.R.H PRINCE ALWALEED BIN TALAL BIN ABDULAZIZ AL SAUD

By:	/s/ Alwaleed bin Talal bin Abulzaziz al Saud

UNITED SAUDI COMMERCIAL BANK

By:	/s/ Alwaleed bin Talal bin Abulzaziz al Saud

4